Exhibit 21

ALTRIA GROUP, INC. SUBSIDIARIES

Certain active subsidiaries of the Company and their subsidiaries as of December 31, 2010, are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.

Name	State or Country of Organization
Altria Client Services Inc.	New York
Altria Consumer Engagement Services Inc.	Virginia
Altria Enterprises II LLC	Virginia
Altria Enterprises LLC	Virginia
Altria Import Export Services LLC	Virginia
Altria Sales & Distribution Inc.	Virginia
Col Solare, LLP	Washington
Cormorant Energy Investment Corp.	Delaware
Dart Resorts Inc.	Delaware
F.W. Rickard Seeds, Inc.	Kentucky
General Foods Credit Corporation	Delaware
General Foods Credit Investors No. 1 Corporation	Delaware
General Foods Credit Investors No. 2 Corporation	Delaware
General Foods Credit Investors No. 3 Corporation	Delaware
Grant Holdings, Inc.	Pennsylvania
Grant Transit Co.	Delaware
HNB Investment Corp.	Delaware
International Smokeless Tobacco Company Inc.	Delaware
International Wine & Spirits Ltd.	Delaware
John Middleton Co.	Pennsylvania
Management Subsidiary Holdings Inc.	Virginia
Michelle-Antinori, LLC	California
Michigan Investment Corp.	Delaware
National Smokeless Tobacco Company Ltd.	Canada
Philip Morris Capital Corporation	Delaware
Philip Morris Duty Free Inc.	Virginia
Philip Morris USA Inc.	Virginia
PMCC Investors No. 1 Corporation	Delaware
PMCC Investors No. 2 Corporation	Delaware
PMCC Investors No. 3 Corporation	Delaware
PMCC Investors No. 4 Corporation	Delaware
PMCC Leasing Corporation	Delaware
Profigen do Brazil LDTA	Brazil
Profigen Inc.	Delaware
SB Leasing Inc.	Delaware
Ste. Michelle Wine Estates Ltd.	Washington
TMLLC, Inc.	Virginia
Trademarks LLC	Delaware
Trimaran Leasing Investors, L.L.C.-II	Delaware
U.S. Smokeless Tobacco Brands Inc.	Virginia
U.S. Smokeless Tobacco Company LLC	Virginia
U.S. Smokeless Tobacco Manufacturing Company LLC	Virginia
U.S. Smokeless Tobacco Products LLC	Virginia
UST LLC	Virginia